                                                                     EXHIBIT 4.1


                SUBORDINATED NOTES AND WARRANT PURCHASE AGREEMENT

         This Subordinated Notes and Warrant Purchase Agreement (this "Agreement"), dated as of October 25, 2001, among Sheldahl, Inc., a Minnesota corporation (the "Company), the wholly-owned subsidiaries of the Company listed on Schedule I attached hereto, as guarantors (individually, a "Guarantor," and collectively and together with any subsidiary of the Company that becomes a Guarantor pursuant to Section 6.16, the "Guarantors" and the Guarantors together with the Company, the "Obligors"), the purchasers listed on Schedule II attached hereto (sometimes referred to herein as a "Purchaser" and collectively as the "Purchasers") and Morgenthaler Partners VII, L.P., a Delaware limited partnership, as agent for the Purchasers (the "Agent").

                              Preliminary Statement

         Subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Purchasers and the Purchasers severally desire to purchase from the Company 17% Subordinated Notes in an aggregate principal amount of $7,000,000 (the "Notes"). In consideration for the agreement of the Purchasers to purchase the Notes, the Company desires to issue to the Purchasers and the Purchasers desire to acquire from the Company warrants (the "Warrants") to purchase in the aggregate 3,132,096 shares of common stock, par value $.25 per share, of the Company, all subject to the terms and conditions of this Agreement.

         Accordingly, the Company and the Purchasers agree as follows:

                                    ARTICLE I

                     ISSUANCE OF THE NOTES AND THE WARRANTS

         1.1 Authorization of Issuance.

                  (a) The Company has authorized the issuance and sale of the Notes in the aggregate original principal amount of Seven Million and No/100 Dollars ($7,000,000), such Notes to be substantially in the form of Exhibit A attached hereto.

                  (b) The Company has authorized the issuance and sale of Warrants to purchase an aggregate of 3,132,096 shares of Common Stock, such Warrants to be in the form of Exhibit B attached hereto.

                  (c) Each Purchaser shall be entitled to receive the number of Warrants set forth opposite its name on Schedule II plus any additional Warrants to be issued pursuant to Section 1.2.

                  (d) The Notes and the Warrants are sometimes collectively referred to herein as the "Securities." As used herein, the term "Warrant" refers to a warrant to purchase one share of Common Stock (or such other number of shares of Common Stock as a result of any adjustments made pursuant to the anti-dilution provisions of the Warrants) and a designated number of Warrants refers to warrants to purchase the same number of shares of Common Stock (or such other number of shares of Common Stock as a result of any adjustments made pursuant to the anti-dilution provisions of the Warrants).

         1.2 Additional Warrants. On each anniversary date of the Closing Date if any portion of the principal amount of the Notes remains outstanding, the Company shall issue and deliver a Warrant to each Purchaser representing its pro rata share (based on the initial principal amount of the Notes purchased by the Purchaser under this Agreement) of 261,010 shares of Common Stock, such Warrants to be in the form of Exhibit B attached hereto and, when and if issued, deemed to be "Warrants" hereunder. In no event shall the Company be obligated to issue additional Warrants hereunder to the extent such additional issuances would require the Company to obtain shareholder approval thereof pursuant to Rule 4350(i) (or similar or replacement provision) under the rules of the Nasdaq Stock Market.

         1.3 Purchase Commitments. Each Purchaser agrees to purchase in accordance with and subject to the terms and conditions hereof Notes in the aggregate principal amount set forth below such Purchaser's Name on Schedule II and a corresponding number of Warrants as set forth on Schedule II and determined in accordance with Section 1.1(c) hereof.

         1.4 The Closing.


                  (a) The closing of the purchase and sale of the Notes and Warrants (the "Closing") shall take place at the offices of Lindquist & Vennum P.L.L.P., 4200 IDS Center, 80 South 8th Street, Minneapolis, Minnesota. The date of the Closing is hereinafter referred to as the "Closing Date."

                  (b) At the Closing:

                           (1) the Company shall deliver or caused to be
                  delivered to each Purchaser (A) Notes in the principal amount set forth below the name of such Purchaser on Schedule II attached hereto, dated the Closing Date and duly executed by the Company, (B) the number of Warrants set forth below the name of such purchaser on Schedule II attached hereto, dated the Closing Date and duly executed by the Company, and (C) all other documents, instruments and writings required to have been delivered at or prior to the Closing by the Company to the Purchasers pursuant to this Agreement, and

                           (2) each Purchaser shall deliver to the Company the
                  purchase price set forth below the name of such Purchaser on
                  Schedule II attached hereto by wire transfer of same day funds to an account designated by the Company in writing two (2) business days before the Closing.

                  (c) The Purchasers' obligation to purchase Securities hereunder shall be several, not joint, but it shall be a condition to each Purchasers' obligation to purchase Securities hereunder that all Securities to be purchased hereunder are purchased simultaneously.

         1.5 Commitment Fee. The Company shall pay to the Agent for the ratable benefit of the Purchasers in accordance with their respective commitments as set forth on Schedule II hereto a commitment fee in the amount of $140,000 (the "Commitment Fee"). The Commitment Fee shall become fully payable upon the earlier of the Maturity Date or the date on which the Notes are repaid in full.
ARTICLE II

                             PROVISIONS OF THE NOTES

         2.1 Interest Payments.

                  (a) The Company shall pay interest on the outstanding principal balance of the Notes at a rate equal to 17% per annum as provided in the Note. Interest shall be computed on the basis of a 360-day year of twelve
(12) months.

                  (b) Notwithstanding any provision to the contrary contained in this Agreement or any Loan Document, the Company shall not be required to pay, and the Purchasers shall not be permitted to contract for, take, reserve, charge or receive, any compensation that constitutes interest under applicable law in excess of the maximum amount of interest permitted by law ("Excess Interest"). If any Excess Interest is provided for or determined in a final, non-appealable judgment by a court of competent jurisdiction or otherwise contracted for, taken, reserved, charged or received, then in such event: (a) the provisions of this Section 2.1(b) shall govern and control; (b) the Company shall not be obligated to pay any Excess Interest; (c) any Excess Interest that any Purchaser may have contracted for, taken, reserved, charged or received hereunder shall be, at that Purchaser's option, (i) applied as a credit against the outstanding principal balance of the Notes held by that Purchaser or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (ii) refunded to the payor thereof, or (iii) any combination of the foregoing; (d) the interest provided for shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the "Maximum Rate"), and the Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction; and (e) the Company shall have no action against the Purchaser for any damages arising due to any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of the Notes is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on that Note shall remain at the Maximum Rate until the holder of that Note shall have received the amount of interest that such holder would have received during such period with respect to that Note had the rate of interest not been limited to the Maximum Rate during such period. All sums paid or agreed to be paid under the Loan Documents for the use, forbearance or detention of sums due shall, to the extent permitted by applicable law, be amortized, pro-rated, allocated and spread throughout the full term of the Notes until payment in full so that the rate or amounts of interest on account of the Notes does not exceed the Maximum Rate. The terms of this Section 2.1(b) shall be deemed incorporated into each of the Loan Documents and any other document or instrument between the Company and the Purchasers or directed to the Company by the Purchasers, whether or not specific reference to this Section 2.1(b) is made.

         2.2 Default Interest. If the Company defaults in the payment of the principal of, premium, if any, or accrued interest on, the Notes, or on any other amount due hereunder, the Company shall, on or upon demand from time to time, pay interest on such overdue amount from the date when due up to and including the date of actual payment (before as well as after judgment) at a rate equal to 20% per annum, subject to Section 2.1(b).

         2.3 Payments.

                  (a) Subject to the provisions for redemption in Section 2.4 hereof and Article VIII hereof, the aggregate principal amount of the Notes, together with all interest accrued thereon, shall be due and payable on the fifth anniversary of the Closing Date or earlier in accordance with the terms hereof if permitted pursuant to the terms of the Credit Agreement (as defined herein) and the Subordination Agreement (as defined in Section 2.10) (such date being referred to herein as the "Maturity Date"). As used in this Agreement, the term "Credit Agreement" shall mean the Credit and Security Agreement, dated as of June 19, 1998, by and among the Company, the lenders party thereto, and Wells Fargo Bank, National Association f/k/a Norwest Bank Minnesota, National Association, as amended or restated from time to time (with such lenders under the Credit Agreement being referred to as "Senior Lenders") (the debt financing to the Company of the Senior Lenders being called the "Senior Debt").

                  (b) The Company shall make payment of principal of and premium, if any, or accrued interest on the Notes, or any other amount due to the Purchasers under this Agreement, as provided herein or in the Notes. All payments hereunder shall be in United States dollars by wire transfer of same day funds. If any payment hereunder shall be due on a day that is not a business day, the date for payment shall be extended to the next succeeding business day, and in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. If at any time any payment made by the Company hereunder is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, such payment obligations of the Company hereunder shall be reinstated as though such payment had been due but not made when due.

         2.4 Optional Redemption of the Notes.

                  (a) Upon notice given as provided in Section 2.6 below and subject to Section 2.4(c), the Company, at its option, but subject to the terms of Senior Debt and the Subordination Agreement, may redeem the Notes as a whole, or from time to time in part (in a minimum amount of $100,000 and otherwise in multiples of $100,000), in each case at the principal amount so to be prepaid, together with interest accrued thereon to the date fixed for such prepayment.

                  (b) Each prepayment under this Section 2.4 shall be applied first to accrued interest on the principal amount prepaid, second to installments of principal in the inverse order of their maturities, and third to any expenses and/or damages to which the Purchasers may be entitled. The amount of any such prepayment may not be reborrowed by the Company. The

Company shall have no right to prepay the Notes except as provided in this
Section 2.4 or in Section 2.5 or Section 2.7.

                  (c) If the Company elects to prepay any of its obligations, it shall prepay its obligations, in the following order of priority, under: (v) the Senior Debt, (w) the May Debt Agreement, (x) the Notes, (y) the August Debt Agreement, and (z) the December Debt Agreement

         2.5 Mandatory Redemption.

                  (a) Except as otherwise provided in Section 2.7 hereof, concurrently with the receipt by the Company or any of its subsidiaries of the cash proceeds from (i) the issuance of any shares, interests, participations or other equivalents of corporate stock or membership interests ("Capital Stock") of any of the Company's subsidiaries or options or warrants to acquire Capital Stock of any of the Company's subsidiaries or (ii) any sale or other disposition of assets by the Company or any of its subsidiaries (excluding granting any Permitted Liens as defined in Section 7.2 hereof), the Company shall apply such cash proceeds (net of expenses payable by the Company or any of its subsidiaries to any person other than an affiliate of the Company in connection with the issuance thereof and net of accrued interest as a result of such redemption) to the redemption of Notes, together with interest accrued thereon to the date of such prepayment; provided, however, that the Company shall first apply such cash proceeds to repay the Company's obligations, in the following order of priority, under: (v) the Senior Debt, (w) the May Debt Agreement, (x) the Notes, (y) the August Debt Agreement, and (z) the December Debt Agreement, as provided in this
Section 2.5(a); provided, further, that the Company shall have no obligation to apply to such redemption of Notes hereunder or under the May Debt Agreement, August Debt Agreement or December Debt Agreement the first $1,000,000 of net cash proceeds received by the Company or any subsidiary from all such issuances of Capital Stock subsequent to the Closing Date.

                  (b) "December Debt Agreement" shall mean the indebtedness and other obligations of the Company pursuant to that certain Subordinated Notes and Warrant Purchase Agreement dated as of November 10, 2000 by and among the Company and the Purchasers party thereto, as amended by the Amended and Restated Subordinated Note and Warrant Purchase Agreement dated December 29, 2000, as amended from time to time and related documents, including, without limitation, the warrants issued pursuant thereto. "May Debt Agreement" shall mean the indebtedness and other obligations of the Company pursuant to that certain Subordinated Secured Notes Purchase Agreement dated as of May 23, 2001 by and among the Company and the Purchasers party thereto and related documents. "August Debt Agreement" shall mean the indebtedness and other obligations of the Company pursuant to that certain Subordinated Notes and Warrant Purchase Agreement dated as of August 13, 2001 by and among the Company and the Purchasers party thereto and related documents, including, without limitation, the warrants issued pursuant thereto.

                  (c) Notwithstanding the foregoing, if the Company or any of its subsidiaries sells or disposes of equipment in the ordinary course of business, the Company shall not be obligated to use such cash proceeds to redeem the Notes pursuant to this Section 2.5.

         2.6 Notice of Redemption. The Company shall give the holder of each
Note irrevocable written notice of any redemption pursuant to Section 2.4 or
Section 2.5 hereof not less than five (5) business days nor more than twenty
(20) business days prior to the date specified for such redemption, specifying such date and the principal amount of the Notes held by such holder to be redeemed on such date and stating that such redemption is to be made pursuant to
Section 2.4 or Section 2.5 hereof. Notice of redemption having been given as aforesaid, the principal amount of the Notes specified in such notice, together with accrued and unpaid interest thereon through the redemption date with respect thereto, shall become due and payable (i) in the case of an event of redemption under Section 2.5(a)(ii), within ninety (90) days of the redemption date (ii) in all other cases, on such redemption date.

         2.7 Change in Control.

                  (a) In the event of any Change in Control (as hereinafter defined), each holder of Note or Notes shall have the right, at its option, subject to the terms of the Subordination Agreement to require the Company to purchase all or any portion of such holder's Note(s), at a purchase price equal to the principal amount of Note(s) to be so purchased plus accrued interest thereon, on the date (the "Change in Control Payment Date") which is twenty (20) business days after the date the Change in Control Notice (as hereinafter defined) is required to be mailed.

                  (b) For purposes of this Agreement, the term "Change in Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any "person" or "group" (as such terms are used in Section 13(d)(3) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than Morgenthaler Venture Partners VII, L.P. and its affiliates, Ampersand IV Limited Partnership and its affiliates, Ampersand IV Companion Fund Limited Partnership and its affiliates or Molex Incorporated ("Molex") and its affiliates (collectively, the "Permitted Holders"); (ii) the adoption of a plan relating to the liquidation or dissolution of the Company;
(iii) any person or group (as defined above), other than the Permitted Holders, becomes the "beneficial owner" (as such term is used in Section 13(d)(3) of the Exchange Act) of 35% or more of the voting power of the voting stock of the Company; or (iv) during any consecutive two-year period, individuals, who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office. For so long as the Permitted Holders hold a majority of the outstanding shares of the Company's Series G Convertible Preferred Stock (the "Series G Stock"), those directors elected by the holders of the Series G Stock shall not be considered in applying clause (iv) above. In addition, any change in the identity of a person occupying a board seat resulting from the loss by the holders of the Series G Stock of the right to elect one or more directors shall not be considered in applying clause (iv) above.

                  (c) The Company shall send all holders of the Notes, within five (5) business days after the occurrence of any Change in Control, a notice of the occurrence of such Change in Control (the "Change in Control Notice") and each holder of Notes who wishes to have its Notes repurchased pursuant to this
Section 2.7 shall so indicate by written notice delivered to the Company within ten (10) business days of receipt of the Change in Control Notice. Each Change in Control Notice shall state:

                           (1) the Change in Control Payment Date;

                           (2) the date by which the right to have Notes
                  purchased must be exercised;

                           (3) that such right is conditioned on receipt of
                  notice from the holders;

                           (4) the purchase price, if the right to have Notes
                  purchased is exercised;

                           (5) a description of the procedure which the holders
                  of Notes must follow to exercise the right to have Notes purchased;

                           (6) that the purchase is being made pursuant to this
                  Section 2.7;

                           (7) that any Note not tendered will continue to
                  accrue interest if interest is then accruing; and

                           (8) that, unless the Company defaults in making
                  payment therefor, any Note purchased shall cease to accrue interest after the Change in Control Payment Date.

                  (d) No failure of the Company to give the Change in Control Notice shall limit any holder's right to exercise a right to have Notes purchased.

                  (e) If any Senior Debt is outstanding, or any amounts are owing thereunder or in respect thereof, at the time of the occurrence of a Change in Control, prior to the mailing of the Change in Control Notice to holders of the Notes, but in any event within ten (10) business days after the date the Change in Control Notice is required to be mailed, the Company shall
(i) repay in full all obligations and terminate all commitments under or in respect of such Senior Debt or (ii) obtain the requisite consents under the Senior Debt to permit the repurchase of the Notes as described above. The Company must first comply with the covenant described in the preceding sentence before it shall be required to purchase Notes pursuant to this Section 2.7 in the event of a Change in Control; provided, however, that the Company's failure to timely comply with the covenant described in the preceding sentence shall constitute an Event of Default as described in Section 8.1(c) hereof.

         2.8 Redemptions Pro Rata. Upon any partial redemption of the Notes pursuant to Section 2.4 or 2.5 hereof, the principal amount so redeemed shall be allocated to all Notes at the time outstanding in proportion to the respective outstanding principal amounts thereof.

         2.9 Retirement of the Notes. The Company shall not redeem or otherwise retire in whole or in part prior to the Maturity Date (other than by redemption pursuant to Section 2.4, 2.5 or 2.7 hereof or upon acceleration of such Maturity Date pursuant to Section 8.1 hereof), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder unless the Company shall have offered to redeem or otherwise retire, purchase or acquire, as the case may be, the same proportion of the aggregate principal amount of Subordinated Notes held by each holder of Subordinated Notes at the time outstanding upon the same terms and conditions. Any Subordinated Notes so redeemed or otherwise retired, purchased or acquired by the Company shall not be deemed to be outstanding for any purpose under this Agreement.

         2.10 Subordination. The Purchasers agree to subordinate their interest in and to the unpaid principal amount of and interest on the Notes to the interest of the Senior Lenders pursuant to the terms of a Subordination Agreement among the Purchasers, the Senior Lenders and the Company substantially in the form of Exhibit C attached hereto (the "Subordination Agreement"); provided however, that the holders of the Notes will not be obligated to subordinate their interests to more than an aggregate of $45,000,000 of Indebtedness (as defined in Section 7.1) owed to such Senior Lenders. To the extent that any provisions in this Agreement or the Notes conflict with the provisions of such Subordination Agreement, the provisions of such Subordination Agreement shall govern.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         3.1 Representations and Warranties of the Obligors. The Obligors hereby represent and warrant to the Purchasers as follows:

                  (a) Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Each of the subsidiaries of the Company is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the Company and its subsidiaries has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Material Adverse Effect (as defined in Section 5.1(c) hereof) on the Company. The term "subsidiary" or "subsidiaries" means, with respect to the Company, any person, corporation, partnership, joint venture or other legal entity of which the Company (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

                  (b) Authorization. The Company has the requisite corporate power and authority to enter into and perform its obligations hereunder and under the other Loan Documents (as hereinafter defined). The execution, delivery and performance by the Company of each Loan Document has been duly authorized by all requisite corporate action by the Company, and each of the Loan Documents constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights generally and to general principles of equity. As used herein, the term "Loan Documents" means, collectively, this Agreement, the Security Agreement (as defined in Section 5.1(j)), each of the Notes, and each of the Warrants and each of the other instruments, documents or certificates delivered in connection herewith.

                  (c) Conflicts. Except as provided in Schedule 3.1(c), the execution and delivery of each of the Loan Documents by the Company, the consummation of the transactions contemplated thereby and the compliance with the provisions thereof by the Company and the issuance, sale and delivery of the Notes and Warrants by the Company, will not:

                           (1) violate any provision of law, statute, rule or
                  regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to the Company; or

                           (2) conflict with or result in any breach of any of
                  the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, the certificate of incorporation or by-laws of the Company, or under any note, indenture, mortgage, lease, purchase or sales order or other material contract, agreement or instrument to which the Company is a party or by which it or any of its property is bound or affected; or

                           (3) result in the creation of any Lien (as defined in
                  Section 7.2) upon any of the properties or assets of the Company, except as provided in the Security Agreement.

                  (d) Securities Laws Compliance. Other than pursuant to the August Debt Agreement, the Company has not offered the Securities or any other security the offering of which would be integrated (as that term is used in Rule 502 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act")) with the offer or sale of the Securities for sale to, or solicited any offers to buy any of the foregoing from, or otherwise approached or negotiated in respect thereof, with any Person (as defined herein) other than a limited number of institutional or other sophisticated investors deemed to be "accredited investors" as such term is defined in rule 501(a) of Regulation D adopted under the Securities Act. For purposes of this Agreement, "Person" means any individual, sole proprietorship, corporation, business trust, unincorporated organization, association, company, partnership, joint venture, governmental authority (whether a national, federal, state, county, municipality or otherwise, and shall include without limitation any instrumentality, division, agency, body or department thereof), or other entity.

                  (e) No Consent or Approval Required. Except as provided herein or on Schedule 3.1(e) and except for the filing of any notice subsequent to the date hereof that may be required under applicable federal or state securities laws, including filings with the Nasdaq Stock Market (which, if required, shall be filed on a timely basis as may be so required), no permit, consent, approval or authorization of, or declaration to, or filing with, any person (governmental or private) is required for the valid authorization, execution, delivery and performance by the Company of this Agreement or for the valid authorization, issuance, sale and delivery by the Company of the Notes or the Warrants, or the carrying out by the Company of the transactions contemplated hereby which has not been obtained.

                  (f) No Default or Violation. Except as provided in Schedule 3.1(f), neither the Company nor any subsidiary (i) is in default under or in violation of any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound, other than the Credit Agreement; or (ii) is in violation of any order of any court, arbitrator or governmental body, except for purposes of clauses (i) or (ii) as could not reasonably be expected to, in any such case (individually or in the aggregate) have or result in a Material Adverse Effect.

                  (g) Compliance with Laws. The Company and its respective subsidiaries are in compliance, in all material respects, with any applicable law, rule or regulation of any United States federal, state, local, or foreign government or agency thereof which affects the business, properties or assets of the Company and its respective subsidiaries, the non-compliance with which would have a Material Adverse Effect on the Company and no notice, charge, claim, action or assertion has been received by the Company or any of its subsidiaries or has been filed, commenced or, to the Company's knowledge, threatened against the Company or any of its subsidiaries alleging any such violation.

                  (h) Use of Proceeds; Margin Stock. None of the proceeds of the sale of the Securities will be used for the purpose of purchasing or carrying any "margin stock" as defined in Regulations U, T, or X of the Board of Governors of the Federal Reserve System, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry "margin stock," or for any other purpose which might constitute transactions contemplated by this Agreement a "purpose credit" within the meaning of Regulations U, T or X. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stocks. The Company has not taken and will not take any action which might cause any violation of Regulations U, T or X or any other regulations of the Board of Governors of the Federal Reserve System or any violation of Section 7 of the Exchange Act, or any rule or regulation promulgated thereunder, in each case as now in effect or as the same may hereinafter be in effect.

                  (i) The Security Documents. The provisions of the Security Agreement are effective to create in favor of the Agent for the ratable benefit of the Purchasers a legal, valid and enforceable security interest in all right, title and interest of the Company in and to the Collateral (as defined in the Security Agreement) to the extent that a security interest can be created therein under the UCC, and, on the Closing Date, the Agent for the ratable benefit of the Purchasers will have a fully perfected lien on, and security interest in the Collateral (to the extent such security interest can be perfected by filing a UCC-1 financing statement or by taking possession of the Collateral), subject to no other Liens other than Permitted Liens.

                  (j) Assets. Each Obligor has good and marketable title to all of its properties and assets (including real property and tangible and intangible personal property), in each case free and clear of all Liens other than Permitted Liens.

                  (k) Insurance. All material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Obligors or any of their subsidiaries are with nationally recognized insurance carriers, provide coverage for all normal risks incident to the business of the Obligors and their subsidiaries and their respective properties and assets and are in character and amount appropriate for the business conducted by the Obligors, except as would not, individually or in the aggregate, have a Material Adverse Effect on any Obligor.

                  (l) Subsidiaries and Capitalization. Except for the Guarantors and as set forth on Schedule 3.1(l), the Company has no subsidiaries. All the issued and outstanding shares of capital stock of the Company and of each Guarantor are duly authorized, validly issued, fully paid and nonassessable. The capitalization of the Company and of each Guarantor on the Closing Date is set forth on Schedule 3.1(l). No violation of any preemptive rights of shareholders of the Company has occurred by virtue of the transactions contemplated under this Agreement or any other Loan Document. There are no outstanding contracts, options, warrants, instruments, documents or agreements binding upon any Obligor granting to any Person or group of Persons any right to purchase or acquire shares of any Obligor's capital stock, except pursuant to the Warrant and as described on Schedule 3.1(l).

                  (m) Disclosure. The representations, warranties and other statements of the Company contained in this Agreement and the other certificates furnished to the Purchasers by the Company pursuant hereto, taken as a whole, do not contain any untrue statement of a material fact or, to the best of the knowledge of the Company, omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances made, not materially misleading as of the date hereof.

                  (n) Knowledge. Whenever a representation or warranty made by the Company refers to the best of the knowledge of the Company or its subsidiaries, such knowledge shall be deemed to consist only of the actual knowledge of the executive officers of the Company or its subsidiaries.

         3.2 Representations, Warranties and Agreements of the Purchasers. Each Purchaser severally and not jointly, hereby represents and warrants to the Company as follows:

                  (a) Authorization. The execution, delivery and performance by Purchaser of this Agreement has been duly authorized by all requisite entity action by Purchaser, and this Agreement constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights generally and to general principles of equity.

                  (b) Conflicts. The consummation of the transactions contemplated hereby and compliance with the provisions hereof by Purchaser, will not:

                           (1) violate any provision of law, statute, rule or
                  regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to Purchaser; or

                           (2) conflict with or result in any breach of any of
                  the terms or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, the organizational documents of Purchaser or under any note, indenture, agreement or instrument to which Purchaser is a party or by which it or any of its properties is bound or affected.

                  (c) Purchase for Investment. Purchaser is acquiring the Securities for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act.

                  (d) No Registration. Purchaser understands that the Securities have not been, nor will it or they be, registered under the Securities Act, by reason of its or their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act; and that the Notes must be held by Purchaser indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.

                  (e) Restrictions on Resale. Purchaser understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if and when applicable, Rule 144 may only afford the basis for sales in limited amounts.

                  (f) Accredited Investor.

                           (1) Purchaser is an "accredited investor" as defined
                  in Rule 501(a) of Regulation D promulgated under the Securities Act and, by reason of its business and financial experience and the business and financial experience of those persons retained by it to advise it with respect to its investment in the Securities, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment, is able to bear the economic risk of such investment and, at the present time, is able to afford a complete loss of such investment; and

                           (2) Purchaser is familiar with the business of the
                  Company and has had the opportunity to ask questions of the officers and directors of the Company and to obtain such information about the financial condition of the Company as it has requested.

                  (g) Reliance. Each Purchaser understands and acknowledges that
(i) the Securities are being offered and sold to the Purchaser without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act under Section 4(2) of the Securities Act or Regulation D promulgated thereunder; and (ii) the availability of such exemption depends in part on, and the Company will rely upon the accuracy and truthfulness of, the foregoing representations and such Purchaser hereby consents to such reliance.

                  (h) No Affiliation. No Purchaser is an "interested shareholder" of the Company or an "affiliate" or "associate" thereof, as such terms are defined in Section 302A.011 of the MBCA resulting from any share purchase, contract, arrangement or understanding, other than this Agreement and the other Loan Documents, the December Debt Agreement, the Merger Agreement (as defined in the December Debt Agreement), the May Debt Agreement, the August Debt Agreement or any acquisition of shares approved by a committee of the Board of Directors of the Company as required in Section 302A.673, subdivision 1(d) of the MBCA.

                                   ARTICLE IV

                         OTHER AGREEMENTS OF THE PARTIES

         4.1 Transfer Restrictions.

                  (a) If any Purchaser should decide to dispose of any of the Securities held by it, such Purchaser understands and agrees that it may do so only pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act. In connection with any transfer of any Securities other than pursuant to an effective registration statement or to the Company or to an affiliate of such Purchaser or pursuant to Rule 144 under the Securities Act ("Rule 144"), the Company may require the transferor thereof to provide to the Company a written opinion of counsel experienced in the area of United States securities laws selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred securities under the Securities Act.

                  (b) Each Purchaser agrees to the imprinting, so long as is required, of the following legends on the Notes:

                           THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND,

                           ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

                           THIS NOTE IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT IN FAVOR OF WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, AS AGENT FOR CERTAIN SENIOR LENDERS, DATED AS OF OCTOBER 25, 2001.

                  (c) Each Purchaser agrees to the imprinting, so long as is required, of the following legends on the Warrants:

                           THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

         4.2 Use of Proceeds. The Company shall use the net proceeds from the issuance of the Securities for working capital and other general corporate purposes, but not for the repayment of indebtedness to any Senior Lender.

         4.3 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided and to applicable legal requirements, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, and assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in Article V hereof are satisfied.

         4.4 Consents. Each of the parties will use its commercially reasonable efforts to obtain as promptly as practicable all consents and approvals of any governmental authority or other person necessary in connection with the execution, delivery and performance of this Agreement and the Notes.

         4.5 Waivers. Notwithstanding any terms to the contrary set forth in this Agreement, the December Debt Agreement, August Debt Agreement or the May Debt Agreement, the Purchasers hereby consent to the transactions contemplated by this Agreement and consent and agree that neither this Agreement, nor any of the transactions contemplated herein, including, but not limited to those actions permitted by Section 7.8 of this Agreement and the creation of any Permitted Lien, will constitute a default of or entitle any of the Purchasers to accelerate any payment under the December Debt Agreement, August Debt Agreement or the May Debt Agreement or any document or instrument entered into in connection herewith. Molex further consents and agrees, with respect to issuances of Securities under this Agreement, to waive any preemptive rights or any right to notice of preemptive rights it may have pursuant to that certain Amended and Restated Agreement Relating to Sheldahl dated as of November 10, 2000 by and between the Company and Molex.


                                    ARTICLE V

                                   CONDITIONS

         5.1 Conditions Precedent to the Obligation of the Purchasers to Purchase the Securities on the Closing Date. The obligation of each Purchaser hereunder to acquire and pay for the Securities is subject to the satisfaction or waiver by such Purchaser, at or before the Closing, of each of the following conditions:

                  (a) Accuracy of the Company's Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct, in all material respects, as of the date hereof.

                  (b) Performance by the Company. The Company shall have performed, satisfied and complied with in all material respects all covenants and agreements required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

                  (c) No Material Adverse Effect. There shall not have occurred any change, circumstance or event that has had or may reasonably be expected to have (i) a material adverse effect on the business, financial condition, assets, results of operations or prospects of the Company and its subsidiaries, taken as a whole, or (ii) prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement and the other Loan Documents (a "Material Adverse Effect").

                  (d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

                  (e) Required Approvals. The Company shall have obtained the consent or approval of the Senior Lenders under the Credit Agreement in connection with the execution, delivery and performance of this Agreement and the Notes.

                  (f) Delivery of Notes and Warrants. The Company shall have delivered to such Purchaser or such Purchaser's designee duly executed Notes and Warrants at the Closing to be received by each Purchaser, in the name of such Purchaser or such Purchaser's designee, each in form satisfactory to such Purchaser or such Purchaser's designee.

                  (g) Secretary's Certificate and Other Documents. The Purchasers shall have received from the Company on the Closing Date (i) a copy of the Company's certificate of incorporation, including all amendments thereto, certified by the Secretary of State of its jurisdiction of incorporation and a certificate as to the good standing of the Company in such jurisdiction as of no more than five (5) days prior to the Closing Date, (ii) a certificate of an officer of the Company dated as of the Closing Date certifying to the Purchasers that the Purchasers have received (A) a correct and complete copy of the Company's certificate of incorporation and bylaws as in effect on the Closing Date and at all times subsequent to the date of the resolutions described in the following clause (B), (B) a correct and complete copy of resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of the Loan Documents, the sale of the Notes and Warrants hereunder, and the other transactions contemplated hereby and thereby, as applicable, and (C) as to the incumbency and specimen signature of each officer of the Company who shall execute any Loan Document or any other document delivered in connection therewith; and (iii) such other documents as the Purchasers and their counsel may reasonably request.

                  (h) Officer's Certificate. The Company shall have delivered to the Purchasers on the Closing Date a certificate signed on its behalf by its President, Chief Executive Officer or Chief Financial Officer certifying that the conditions specified in Sections 5.1(a) and (b) hereof have been fulfilled.

                  (i) Subordination Agreement. The Purchasers and the Senior Lenders shall have executed a Subordination Agreement on terms consistent with those contained herein, in the form of Exhibit C attached hereto.

                  (j) Security Agreement. The Obligors and the Agent shall have executed a Security Agreement in the form attached hereto as Exhibit D hereto (the "Security Agreement").

                  (k) Expenses. All fees and expenses (including reasonable attorneys' fees) incurred by the Agent and the Purchasers in connection with the negotiation, preparation, filing and recording of this Agreement, any documents necessary under this Agreement and the other Loan Documents shall be paid in full on the date of the Closing.

                  (l) Opinion. The Obligors shall have delivered to the Purchasers a legal opinion of Lindquist & Vennum, P.L.L.P., dated the Closing Date, substantially in the form of Exhibit E attached hereto.

                  (m) Factoring and Security Commitment. The Company and Greenfield Commercial Credit L.L.C. shall have entered into a factoring and security commitment on terms and conditions satisfactory to the Purchasers.

                  (n) Amendment to the Credit Agreement. The Company and the Senior Lenders shall have entered into an amendment to the Credit Agreement on terms and conditions satisfactory to the Purchasers.

         5.2 Conditions Precedent to the Company's Obligations on the Closing Date. The obligations of the Company to consummate the Closing hereunder are subject to the following conditions:

                  (a) Accuracy of the Representations and Warranties of the Purchasers. The representations and warranties of the Purchasers contained herein shall be true and correct in all material respects as of the Closing Date.

                  (b) Performance by the Purchasers. The Purchasers shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchasers at or prior to the Closing Date.

                  (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

                  (d) Payment of Purchase Price. Each Purchaser shall have paid the purchase price set forth below the Purchaser's name on Schedule II attached hereto for the Securities being purchased by such Purchaser at the Closing.

                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

         Each of the Obligors hereby covenants and agrees with the Purchasers that, immediately after the Closing Date and for so long as any Note or any monetary obligation under this Agreement remains outstanding, the Obligors shall comply with the covenants set forth in this Article VI:

         6.1 Payment of Principal, Premium, Interest, Fees and Expenses. The Company shall duly and punctually pay the principal of (and premium, if any) and interest on the Notes in accordance with the terms of the Notes, this Agreement and the other Loan Documents and all fees and expenses due under this Agreement when payable.

         6.2 Corporate Existence. Each Obligor shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence and any necessary state or other qualifications (other than any qualifications the absence of which, in the aggregate, would not have a Material Adverse Effect).

         6.3 Obligations and Taxes. Each Obligor shall pay or discharge, or cause to be paid or discharged, before the same shall become delinquent (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its business or property unless such taxes, assessments or governmental charges are being paid in accordance with the terms of an agreement with the applicable taxing authority, (b) all lawful claims for labor, materials and supplies, (c) all required payments under any Indebtedness and (d) all other obligations; provided however, that, in each case, it shall not be required to pay or discharge or to cause to be paid or discharged any such amount so long as the validity or amount thereof shall be contested in good faith in an appropriate manner and appropriate reserves and accruals have been made with respect thereto.

         6.4 Performance under Agreements. Each Obligor shall perform its obligations under this Agreement, each other Loan Document, and each other contract to which it is a party; provided however, that an Obligor shall not be required to so perform its obligations under any contract (other than this Agreement, any other Loan Document and the December Debt Agreement) to the extent it is reasonably contesting such obligations in good faith and in an appropriate manner and, if required by GAAP (as defined herein), it has made appropriate reserves and accruals with respect thereto. For purposes of this Agreement, "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.

         6.5 Access to Properties and Inspections. Each Obligor shall maintain financial records in accordance with accounting practices and controls sufficient to allow that Obligor to prepare the financial statements, certificates and reports required by Section 6.10 hereof; and, upon written notice, at all reasonable times and as often as the Purchasers may reasonably request, permit any authorized representative or agent of any Purchaser to visit and inspect their physical properties and reports and permit any authorized representative or agent of any Purchaser to discuss their affairs, finances and condition with such officers, key employees and independent chartered accountants acting as auditors as the Purchasers shall deem appropriate. Delivery of a copy of this Agreement to the respective independent accountants acting as auditors shall constitute instructions to such accountants to discuss the financial condition of the Company with the Purchasers and their representatives, and to permit the Purchasers and their representatives to inspect, copy and make extracts from all financial statements, analyses, work papers and other documents and information (including electronically stored documents and information) prepared by such accountants with respect to the Obligors.

         6.6 Defense of Claims. Each Obligor shall diligently defend itself and its properties from and against any lawsuits or claims.

         6.7 Notice of Litigation, Claims, Etc. The Obligors shall promptly upon obtaining notice of the occurrence thereof (but in no event more than ten (10) days after obtaining notice of the occurrence thereof), provide the Purchasers with written notice of any of the following events:

                  (a) the issuance by any governmental authority of any injunction, order or decision involving any Obligor, any subsidiary of any Obligor or any Obligor's properties;

                  (b) the filing or commencement of any action, suit or proceeding against or affecting any Obligor, any subsidiary of any Obligor or the properties of any Obligor or its subsidiaries, whether at law or in equity or by or before any court if such event might reasonably be interpreted to have a Material Adverse Effect;

                  (c) the imposition of any Lien which is not a Permitted Lien;

                  (d) any claim, demand or action impairing title to any of the properties or assets of any Obligor or any of its subsidiaries;

                  (e) any other adverse action by or notice from a governmental authority with respect to any Obligor or any of its respective properties;

                  (f) any default by any Obligor under any contract of indebtedness in excess of $250,000 other than a lease or conditional sales contract for immaterial amounts; and

                  (g) any development in the business or affairs of any Obligor which is likely, in the reasonable judgment of the Company, to have a Material Adverse Effect.

         Each notice shall specify, as applicable, (i) the nature and extent of the subject matter being disclosed, (ii) any rights of any other parties thereto with respect to termination, acceleration or similar provisions and (iii) any corrective action taken or proposed to be taken with respect thereto.

         6.8 Proceeds. The Company shall use the net proceeds from the issuance of the Securities for general corporate purposes, including the retirement of existing indebtedness.

         6.9 Compliance. Each Obligor shall comply in all material respects with all applicable laws and maintain all required clearances, consents, permits and approvals of governmental authorities.

         6.10 Financial Statements and Reports. The Obligors shall furnish to the Purchasers:

                  (a) as soon as available but in any event within ninety (90) days after the end of each fiscal year, consolidated balance sheets, income statements and cash flow statements of the Obligors, showing their financial condition as at the end of such fiscal year and the results of their operations for such fiscal year, all the foregoing financial statements (other than any consolidating schedules) to be audited by independent chartered accountants of nationally-recognized standing reasonably acceptable to the Purchasers and prepared in accordance with GAAP.

                  (b) as soon as available but in any event within forty-five
(45) days after the end of each fiscal quarter, commencing with the fiscal quarter including the Closing Date, the unaudited consolidated balance sheets, income statements and cash flow statements (along with comparisons to budget), showing the financial condition as at the end of such fiscal quarter, and the results of operations for such fiscal quarter and for the then elapsed portion of the fiscal year, for the Obligors in each case prepared in accordance with GAAP, subject to normal year-end adjustments (none of which alone or in the aggregate would result in a Material Adverse Effect) and the absence of notes thereto;

                  (c) as soon as received, copies of any notice of potential liability or charge or complaint received by any Obligor from any governmental authority which could reasonably cause the Company or any of their subsidiaries to incur liabilities in excess of $250,000;

                  (d) concurrently with the statements provided pursuant to clauses (a) and (c) a certificate of the Chief Financial Officer of the Company containing a narrative management discussion and analysis of the financial condition and results of operations of the Company for the periods covered by such statements;

                  (e) promptly upon their becoming available, copies of any statements, reports and other communications, if any, which the Company shall have generally provided to its stockholders, or to the Senior Lenders, or material statements, reports and other communications to particular stockholders or to the Company's directors;

                  (f) promptly upon receipt thereof, copies of all financial and management reports submitted to the Obligors by their independent auditors in connection with each annual audit of the books of the Obligors;

                  (g) promptly, from time to time, such other information (in writing if so requested) regarding the assets and properties and operations, business affairs and financial condition of the Obligors as the Purchasers may reasonably request; and

                  (h) all filings with the Securities and Exchange Commission.

                  Each certificate of the Chief Financial Officer of the Company (and, in the case of year-end financial statements and reports, the independent auditors of the Company) delivered under this Section 6.10 shall certify that the statement or report to which such certificate relates fairly presents in all material respects the financial position and results of operations of the Company and its subsidiaries at the dates thereof and for the periods then ended and has been prepared in accordance with GAAP, in the case of unaudited financial statements, subject to normal year-end audit adjustments (none of which alone or in the aggregate would result in a Material Adverse Effect) and the absence of notes thereto, no Event of Default has occurred and is continuing and to the best of the Chief Financial Officer's knowledge no event or condition has occurred which would have a Material Adverse Effect on the Company.

         6.11 Insurance. Each Obligor shall maintain insurance on its business and properties to such extent and against such risks, including fire and other risks insured against by extended coverage, and workers' compensation insurance and public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with, the use of any properties owned, occupied or controlled by that Obligor, in each case as is customary with companies similarly situated and in the same or similar businesses, and shall provide evidence to the Purchasers of such insurance upon their request.

         6.12 Notification of Event of Default. The Company shall immediately notify the Purchasers in writing of (a) the occurrence of any default or any Event of Default hereunder or under the Credit Agreement of which it becomes aware and (b) any event or condition which has or could reasonably be expected to have a Material Adverse Effect and specify what steps, if any, are being taken to cure the same.

         6.13 Fiscal Year. The Obligors shall maintain their current fiscal year for financial reporting purposes; provided, however, that the Obligors may without the consent of the Purchasers change their fiscal year as may be approved by the Company's Board of Directors so long as the Obligors deliver written notice to the Purchasers of such change within thirty (30) days of Board approval of such change.

         6.14 Further Assurances. Each Obligor shall duly execute and deliver, or cause to be duly executed and delivered, at its own cost and expense, such further instruments and documents and take or cause to be taken all such action, in each case as may be necessary or proper in the reasonable judgment of the Purchasers, to carry out the provisions and purposes of this Agreement and the other Loan Documents and to better assure and confirm unto the Purchasers, its rights and remedies under this Agreement and the other Loan Documents.

         6.15 Maintenance of Properties. Each Obligor shall keep and maintain all property material to the conduct of its business as in good working order and condition, ordinary wear and tear excepted, as such property is in as of the date hereof.

         6.16 Certain Obligations Respecting Guarantors. The Company will, and will cause each Guarantor to, take such action from time to time as shall be necessary to ensure that the Company, directly or indirectly, owns all of the equity securities or other ownership interests of each Guarantor. In the event that the Company or any Guarantor shall form or acquire any new subsidiary, the Company or the respective subsidiary will cause such new subsidiary to become a "Guarantor" hereunder pursuant to a written instrument in form and substance satisfactory to each Purchaser and to deliver such proof of action, incumbency of officers, opinions of counsel and other documents as are reasonably requested by any Purchaser.

                                   ARTICLE VII

                               NEGATIVE COVENANTS

         Each of the Obligors hereby covenants and agrees with the Purchasers that, immediately after the Closing Date and for so long as any Note or any monetary obligation under this

Agreement remains outstanding, the Obligors shall, except to the extent waived by the holders of the Required Percent (as defined below), comply with the covenants set forth in this Article VII:

         7.1 Indebtedness. The Obligors shall not, and shall not permit any of their respective subsidiaries to, incur, create, assume or suffer or permit to exist any Indebtedness, except (a) indebtedness under and pursuant to the terms of this Agreement and the other Loan Documents, (b) indebtedness under the December Debt Agreement, (c) indebtedness under the May Debt Agreement, (d) indebtedness under the August Debt Agreement, (e) indebtedness under capital or operating leases entered into within the ordinary course of the Company' business consistent with past practice, (f) indebtedness to the Senior Lenders in an amount not to exceed $45,000,000 in the aggregate and (g) indebtedness hereinafter incured in connection with the Permitted Liens under Section 7.2. For purposes of this Agreement, "Indebtedness" means for any Obligor without duplication, all obligations, contingent or otherwise, of that Obligor which in accordance with GAAP should be classified upon the balance sheet of that Obligor as liabilities for borrowed money, but in any event including: (i) all indebtedness, whether or not represented by bonds, debentures, notes, securities, or other evidences of indebtedness, for the repayment of money borrowed, (ii) all indebtedness representing deferred payment of the purchase price of property or assets, (iii) all indebtedness under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes and leases of property or assets made as a part of any sale and lease-back transaction if required to be capitalized, (iv) all indebtedness under guaranties, endorsements, assumptions, or other contractual obligations, including any letters of credit, or the obligations in respect of, or to purchase or otherwise acquire, indebtedness of others, (v) all indebtedness secured by a Lien existing on property owned, subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed by the owner thereof, (vi) swaps, hedging or similar agreements, and (vii) all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations referred to in clauses (i) through (vi) above.

         7.2 Liens. No Obligor or subsidiary of an Obligor shall incur, create, assume or suffer or permit to exist any lien, mortgage, security interest, tax lien, pledge, encumbrance, financing statement, or conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Indebtedness or any other obligation, whether arising by agreement, operation of law, or otherwise (each of the foregoing, a "Lien") on any of its property or assets or on any income or rights in respect of any thereof, except (the "Permitted Liens"):

                  (a) Liens incurred and arising out of surety bonds, appeal bonds, statutory obligations, bids, performance and return of money and similar obligations and pledges or deposits made in the ordinary course of business in connection with worker compensation, unemployment insurance, old age pensions and other social security benefits;

                  (b) Liens imposed by law, including carriers', warehousemen's, mechanics', materialmen's and vendors' liens incurred in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings, and in any such case as to which it shall have set aside adequate cash reserves in accordance with GAAP;

                  (c) Liens securing the payment of taxes, assessments and governmental charges or levies, either not yet due and payable or being contested in good faith by appropriate legal or administrative proceedings, and in any such case as to which it shall have set aside adequate cash reserves in accordance with GAAP;

                  (d) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title which do not in the aggregate impair the use of any parcel of property material to the operation of the business of any Obligor or its subsidiaries or the value of such property for the purpose of the business of any Obligor or its subsidiaries;

                  (e) Liens securing purchase money indebtedness; provided, however, that each such lien does not secure any other indebtedness and does not encumber any property other than that property acquired with the proceeds of such indebtedness;

                  (f) extensions and renewals of Liens permitted hereunder; provided, however, that the indebtedness secured thereby is not increased and the Lien does not encumber any property not encumbered by the Lien so extended or renewed;

                  (g) Liens securing capital or operating leases within the ordinary course of business consistent with past practice;

                  (h) Liens securing Senior Debt;

                  (i) Liens existing on the date of the December Debt Agreement and listed on Part 3.1(m) of the Disclosure Letter (as defined in the December Debt Agreement) or Liens listed on Schedule 7.2(i); and

                  (j) Liens securing the notes under the May Debt Agreement.

                  (k) Liens relating to non-domestic accounts receivable.

         7.3 Restricted Payments. No Obligor shall declare or make, or permit any of its subsidiaries to declare nor make (a) any dividend or other distribution on any shares of the capital stock of that Obligor or its subsidiaries (other than (i) in the case of the Company, stock splits, stock dividends or the distribution of shares of capital stock of the Company pursuant to the exercise of warrants and dividends payable in the form of the Company's common stock to holders of the Company's Series D, E, F and G Convertible Preferred Stock and (ii) in the case of any subsidiary of the Company, distributions to the Company), or (b) any payment on account of the purchase, redemption, retirement or acquisition of (i) any shares of capital stock of that Obligor or its subsidiaries or (ii) any option, warrant or other right to acquire shares of the capital stock of that Obligor or its subsidiaries.

         7.4 Nature of Business; Place of Business. No Obligor shall conduct, or permit any of its subsidiaries to conduct, any business or operations other than the business or operations conducted on the date hereof; provided, however, that the Obligors and their subsidiaries may engage in business or operations that are complementary to the business and operations of the Company and its subsidiaries. No Obligor shall change, or permit any of its subsidiaries to change, its corporate structure or its principal place of business. No Obligor shall change its state of incorporation without providing thirty (30) days prior written notice to the Purchasers and executing and delivering, or causing to be executed and delivered, to the Agent such financing statements and other documents as the Agent may require to protect, perfect or preserve any lien granted to the Agent pursuant to the Loan Documents.

         7.5 Charter, Bylaw and Loan Document Amendment. No Obligor shall amend, modify or supplement its charter or bylaws in any manner that the Purchasers deem will adversely affect the rights of the Purchasers under this Agreement or any other Loan Document or their ability to enforce the same or amend, modify or supplement the Loan Documents without the consent of the Purchasers.

         7.6 Transactions with Affiliates. No Obligor will not enter into, or permit any of its subsidiaries to enter into, any transaction, including, without limitation, the purchase, sale, lease or exchange of property, real or personal, the purchase or sale of any security, the borrowing or lending of any money, or the rendering of any service, with any person or entity affiliated with the Company or any of its subsidiaries (including officers, directors and shareholders owning 3% (three percent) or more of the Company's outstanding capital stock (other than the holders of the Series G Stock)), except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms not less favorable than would be obtained in a comparable arms-length transaction with any other person or entity not affiliated with the Company.

         7.7 Mergers. No Obligor or any of its subsidiaries shall, in a single transaction or through a series of related transactions, merge or consolidate with another corporation or other business entity, except that any wholly-owned subsidiary of the Company may merge with another wholly-owned subsidiary of the Company or with the Company (so long as the Company is the surviving corporation).

         7.8 Asset Sales. No Obligor or any of its subsidiaries shall, directly or indirectly, in a single transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of or suffer to be sold, leased, transferred, abandoned or otherwise disposed of, all or any part of its assets except: (i) inventory sold in the ordinary course of business; (ii) equipment sold or disposed of in the ordinary course of business and (iii) non-domestic accounts receivables.

         7.9 Use of Proceeds. The Company shall not use the net proceeds from the issuance of the Securities to purchase or carry "margin securities."

         7.10 Contracts. The Company shall prohibit its subsidiaries from entering into any contract, commitment, understanding, or arrangement by which the subsidiaries are restricted from making distributions or other payments to the Company. The Company will not, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (other than this Agreement, the Credit Agreement, the December Debt Agreement, the August Debt Agreement and the May Debt Agreement) that prohibits, restricts or imposes any condition upon the ability of the Company to create, incur or permit to exist any Lien upon any of its property or assets (other than Permitted Liens); provided that the foregoing shall not apply to customary provisions in capital or operating leases but solely with respect to the property being leased, and restrictions and conditions imposed by law or by this Agreement, the Credit Agreement or the December Debt Agreement, the August Debt Agreement and the May Debt Agreement.

         7.11 Required Percent. As used in this Agreement, the term "Required Percent" shall mean no less than sixty-six and two-thirds percent (66-2/3 %) of the then outstanding principal amount of the Subordinated Notes.

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

         8.1 Events. In case of the happening of any of the following events (each, an "Event of Default"):

                  (a) the Company shall fail to make any payment on principal of the Notes when and as the same shall become due and payable, whether at the due date thereof, by acceleration or otherwise (a "Principal Payment Default"). A Principal Payment Default shall be deemed to have occurred notwithstanding the fact that the Principal Payment Default results from compliance with or enforcement of the subordination provisions of the Subordination Agreement; or

                  (b) the Company shall fail to pay any premium, interest, fee or other obligation due hereunder or under the Notes when and as the same shall become due and payable, whether at the due date thereof, by acceleration or otherwise (an "Interest Payment Default"). An Interest Payment Default shall not be deemed to have occurred if the Interest Payment Default results from compliance with or enforcement of the subordination provisions of the Subordination Agreement; or

                  (c) the Company shall fail timely to perform its obligations under Section 2.7(e) hereof; or

                  (d) default shall be made in the due observance or performance by the Company of any covenant or agreement contained in Section 6.1 or 6.2 or
Article VII of this Agreement, and such default shall continue unremedied for thirty (30) days after written notice thereof to the Company by the Purchasers; or

                  (e) default shall be made in the due observance or performance by the Company of any other covenant or agreement to be observed or performed under this Agreement or any other Loan Document, and such default shall continue unremedied for thirty (30) days (or such lesser period as may be required as a result of such default) after written notice thereof to the Company by the Purchasers; or

                  (f) any representation or warranty made by any Obligor contained in this Agreement or in any other Loan Document or in any certificate, financial statement or other instrument furnished by or on behalf of the Obligor pursuant to this Agreement or such other Loan Document shall prove to have been false or misleading in any material respect when made or furnished; or

                  (g) any Obligor or any of its subsidiaries shall (i) voluntarily commence any proceeding or file any petition or proposal or any notice of its intent to commence or file any such proceeding, petition or proposal seeking relief under the U.S. Bankruptcy Code or any other federal or state bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition or proposal, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for any such person or for any substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) fail generally to pay its debts as they become due or (vii) take any corporate or stockholder action in furtherance of any of the foregoing; or

                  (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking
(i) relief in respect of any Obligor or any of its subsidiaries or of any substantial part of the property or assets thereof, under Title 11 of the United States Code or any other federal, state bankruptcy, insolvency or similar law,
(ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for any Obligor or any of its subsidiaries or for any substantial part of their property or (iii) the winding-up or liquidation of any Obligor or any of its subsidiaries, and such proceeding, petition or order shall continue unstayed and in effect for a period of sixty (60) consecutive days; or

                  (i) a final judgment for the payment of money in an amount in excess of $500,000 shall be rendered by a court or other tribunal against any Obligor or any of its subsidiaries and shall remain undischarged for a period of sixty (60) consecutive days during which such judgment and any levy or execution thereof shall not have been effectively stayed or vacated; or

                  (j) any event shall occur or condition shall exist or fail to occur or exist if the effect of such occurrence, existence or failure is to accelerate the maturity of any indebtedness of any Obligor or any of its subsidiaries in a principal amount in excess of $500,000 or any such indebtedness shall not be paid when due, whether at maturity, by acceleration or otherwise, or the holder of any Lien upon property of any Obligor shall commence foreclosure of such Lien; or

                  (k) any Loan Document shall cease to be in full force and effect and enforceable against any Obligor in accordance with its terms; or

                  (l) there shall have occurred with respect to the Company a Change in Control; or

                  (m) the security interest in the Collateral granted hereunder shall cease to be, in any material respect, in full force and effect, or shall cease, in any material respect, to give the Agent for the ratable benefit of the Purchasers, rights, powers and privileges purported to be created thereby or any Obligor shall default in the due performance or observance of any material term, covenant or agreement on its part to be performed or observed pursuant to the Security Agreement and such default shall continue for thirty (30) or more days after written notice to the Company; or

                  (n) any Obligor or an ERISA Affiliate (as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) shall fail to pay when due an amount or amounts aggregating in excess of $500,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate an "employee pension benefit plan" (a "Benefit Plan") shall be filed under Title IV of ERISA by any ERISA Affiliate, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Benefit Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Benefit Plan must be terminated; or there shall occur a complete or partial withdrawal from or a default, within the meaning of Section 4219 (c) (5) of ERISA, with respect to, one or more multi-employer plans which could cause one or more ERISA Affiliates to incur a payment obligation in excess of $500,000; or

                  (o) there shall occur a material breach by the Company of its obligations under the Warrants; or

                  (p) payment of any amount due under the Notes, except for accrued interest, is prevented due to compliance with or enforcement of the subordination provisions of the Subordination Agreement, or any amounts previously paid to the Purchasers must be repaid or held in trust by the Purchasers due to compliance with or enforcement of the subordination provisions contained in the Subordination Agreement; or

                  (q) there shall have occurred any event which would constitute a Material Adverse Effect; or

                  (r) any Guarantor shall assert that its obligations hereunder or under any other Loan Document shall be invalid or unenforceable or that it has no further obligations or liabilities hereunder; or

                  (s) any Obligor shall fail to pay when due and after passage of any applicable notice and cure periods (whether upon acceleration or otherwise) any Indebtedness;

then, and in any such event, and at any time thereafter during the continuance of such event, subject to the terms of the Subordination Agreement or the holders of the Required Percent, by notice to the Company, take any of the following actions at the same or different times: (i) terminate forthwith the commitment hereunder to purchase the Notes and (ii) declare the Notes (if outstanding) to be forthwith due and payable, whereupon the entire unpaid principal of the

Notes, together with accrued interest thereon, the then applicable redemption premium, if any, and all other obligations, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in the Notes or the other Loan Documents to the contrary notwithstanding (except for the Subordination Agreement), and (iii) exercise any and all other remedies provided under any Loan Document upon the occurrence and continuance of an Event of Default.

Notwithstanding the foregoing, in the case of an Event of Default arising under subsections (g) or (h) of Section 8.1 hereof with respect to the Company or any subsidiary of the Company, all outstanding Notes will ipso facto become due and payable without further action or notice.

         8.2 Conflict with Subordination Agreement. All rights and remedies of the Agent and the Purchasers under this Agreement and all covenants and obligations of the Company hereunder, are subject to the terms and conditions of the Subordination Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Subordination Agreement, the terms of the Subordination Agreement shall control.

                                   ARTICLE IX

                                      AGENT

         9.1 Appointment and Authorization. Each of the Purchasers hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

         9.2 Agent's Right as a Purchaser. The Purchaser serving as the Agent hereunder shall have the same rights and powers in its capacity as a Purchaser hereunder as any other Purchaser and may exercise the same as though it were not the Agent, and the Agent and its affiliates may generally engage in any kind of business with the Company or any subsidiary or other affiliate thereof as if it were not the Agent hereunder.

         9.3 Agent's Duties. The Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement and the other Loan Documents, and (c) except as expressly set forth herein and in the other Loan Documents, the Agent shall not have any duty to disclose, nor shall be liable for the failure to disclose, any information relating to the Company or any of its subsidiaries that is communicated to or obtained by the Agent or any of its affiliates in any capacity. The Agent shall be not liable for any action taken or not taken by it with the consent or at the request of the Purchasers, or in the absence of its own gross negligence or willful misconduct. The Agent shall not be deemed to have knowledge of any Event of Default unless and until written notice thereof is given to the

Agent by the Company or a Purchaser, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in, or in connection with, this Agreement or the other Loan Documents, (ii) the contents of any certificate, report or other document delivered hereunder or under any of the other Loan Documents or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the other Loan Documents or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in
Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent. The Agent shall not, except to the extent the Agent is expressly instructed by the Purchasers with respect to the Collateral hereunder, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to the Loan Documents or applicable law.

         9.4 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Purchasers as it deems appropriate or it shall first be indemnified to its satisfaction by the Purchasers against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action (it being understood that this provision shall not release the Agent from performing any action with respect to the Company expressly required to be performed by it pursuant to the terms hereof) under this Agreement. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Purchasers, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Purchasers and all future holders of the Notes.

         9.5 Purchasers' Independent Decisions. Each Purchaser acknowledges that it has, independently and without reliance upon the Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own decision to enter into this Agreement. Each Purchaser also acknowledges that it will, independently and without reliance upon the Agent or any other Purchaser and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement and the other Loan Documents, any related agreement or any document furnished hereunder or thereunder. Except as explicitly provided herein, the Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Purchaser with any information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter. The Agent shall not be deemed a trustee or other fiduciary on behalf of any party.

         9.6 Indemnification. Each Purchaser agrees to indemnify and hold harmless the Agent (to the extent not reimbursed under Section 12.9, but without limiting the obligations of the Obligors under Section 12.9) ratably in accordance with the aggregate principal amount of the respective Notes held by the Purchasers for any and all liabilities (including pursuant to any environmental law), obligations, losses, damages, penalties, actions, judgments, deficiencies, suits, costs, expenses (including reasonable attorneys' fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent (including by any Purchaser) arising out of or by reason of any investigation in or in any way relating to or arising out of any Loan Document or any other documents contemplated by or referred to therein for any action taken or omitted to be taken by the Agent under or in respect of any of the Loan Documents or other such documents or the transactions contemplated thereby (including the costs and expenses that the Obligors are obligated to pay under Section 12.9, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Purchaser shall be liable for any of the foregoing to the extent they are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the party to be indemnified. The agreements set forth in this
Section 9.6 shall survive the payment of all Notes and other obligations hereunder and shall be in addition to and not in lieu of any other indemnification agreements contained in any other Loan Document.

                                    ARTICLE X

                             AMENDMENTS AND WAIVERS

         The Company and the holders of the Notes may amend, supplement or waive any provision of this Agreement and the Notes with the written consent of the holders of the Required Percent. Notwithstanding the foregoing, without the consent of each holder of the Notes affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder of Notes):

                  (a) reduce the aggregate principal amount of the Notes held by any holder;

                  (b) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes;

                  (c) reduce the rate of or change the time for payment of interest on any Note;

                  (d) waive an Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of the Required Percent and a waiver of the payment default that resulted from such acceleration);

                  (e) make any Note payable in money other than that stated herein or in the Notes;

                  (f) make any change in the provisions of this Agreement relating to waivers of past Events of Default or the rights of holders of Notes to receive payments of principal of or interest on the Notes;

                  (g) waive a payment of a premium or mandatory redemption with respect to any Note; or

                  (h) make any change in the foregoing amendment and waiver provisions.

                                   ARTICLE XI

                                    GUARANTEE

         11.1 The Guarantee. Subject to the terms of the Subordination Agreement, each Guarantor hereby jointly and severally guarantees to each Purchaser and the Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Notes and all other amounts from time to time owing to the Purchasers or the Agent by the Company hereunder or under any other Loan Document, in each case strictly in accordance with the terms hereof and thereof (such obligations being herein collectively called the "Guaranteed Obligations"). Each Guarantor hereby further agrees that if the Company shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, each Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

         11.2 Obligations Unconditional. Subject to the terms of the Subordination Agreement, the obligations of each Guarantor under Section 11.1 are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 11.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute and unconditional as described above:

         (a) at any time or from time to time, without notice to such Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

         (b) any of the acts mentioned in any of the provisions hereof or of the other Loan Documents or any other agreement or instrument referred to herein or therein shall be done or omitted;

         (c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of .the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

         (d) any lien or security interest granted to, or in favor of, the Agent or any Purchaser or Purchasers as security for any of the Guaranteed Obligations shall fail to be perfected.

         The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any Purchaser exhaust any right, power or remedy or proceed against the Company hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

         11.3 Reinstatement. The obligations of each Guarantor under this
Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Company in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each of the Guarantors agrees that it will indemnify the Agent and each Purchaser on demand for all reasonable costs and expenses (including fees and expenses of counsel) incurred by the Agent or any Purchaser in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

         11.4 Subrogation. Until such time as the Guaranteed Obligations shall have been indefensibly paid in full, each Guarantor hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code of 1978, as amended) or otherwise by reason of any payment by it pursuant to the provisions of this Article XI and further agrees with the Company for the benefit of each of its creditors (including, without limitation, each Purchaser and the Agent) that any such payment by it shall constitute a contribution of capital by such Guarantor to the Company.

         11.5 Remedies. Each Guarantor agrees that, as between such Guarantor and the Purchasers, the obligations of the Company hereunder may be declared to be forthwith due and payable as provided in Section 8, Section 2.5 or Section 2.7, as applicable (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.1, Section 2.5 or Section 2.7, as applicable) for purposes of Section 11.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Company and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Company) shall forthwith become due and payable by such Guarantor for purposes of Section 11.1.

         11.6 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Purchaser or the Agent, at its sole option, in the event of a dispute by the Guarantors in the payment of any moneys due hereunder, shall have the right to summary judgment or such other expedited procedure as may be available for a suit on a note or other instrument for the payment of money.

         11.7 Continuing Guarantee. The guarantee in this Article XI is a continuing guarantee, and shall apply to all Guaranteed obligations whenever arising.

         11.8 Rights of Contribution. The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess-Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor's Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section 11.8 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Article XI and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

         For purposes of this Section 11.8, (i) "Excess Funding Guarantor" means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) "Excess Payment" means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) "Pro Rata Share" means, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any shares of stock of, or ownership interest in, any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Obligors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Company and the Guarantors hereunder and under the other Loan Documents) of all of the Obligors, determined as of the Closing Date.

         11.9 General Limitation on Guarantee Obligations. In any action or proceeding involving any state or non-U.S. corporate law, or any state or Federal or non-U.S. bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.1 would otherwise, taking into account the provisions of
Section 11.8, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Purchaser, the Agent or other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

                                   ARTICLE XII

                                  MISCELLANEOUS

         12.1 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been received (a) upon hand delivery (receipt acknowledged) or delivery by telex (with correct answer back received), telecopy or facsimile (with transmission confirmation report) at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered on a business day after during normal business hours where such notice is to be received); or (b) on the business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

         If to the Company:         Sheldahl, Inc.
                                    1150 Sheldahl Road
                                    Northfield, MN 55057-9444
                                    Attn:   Benoit Pouliquen
                                    Fax:    (507) 663-8326 or
                                    (507) 663-8435

         With copies to:            Lindquist & Vennum P.L.L.P.
                                    4200 IDS Center
                                    80 South Eighth Street
                                    Minneapolis MN 55402
                                    Attn:   Charles P. Moorse, Esq.
                                    Fax:    (612) 371-3207

         If to a Purchaser:         To the address set forth on Schedule II
                                    attached hereto.

or such other address as may be designated in writing hereafter, in the same manner, by such person.

         12.2 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

         12.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither the Company nor any Purchaser may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other. Notwithstanding anything to the contrary contained herein, each Purchaser may assign its rights hereunder in connection with any sale or transfer of such Purchaser's Securities to any "Affiliate" or "Associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of such Purchaser as long as the transferee Affiliate or Associate agrees in writing to be bound by the applicable provisions of this Agreement, in which case the term "Purchaser" shall be deemed to refer to such transferee as though such transferee were an original signatory hereto.

         12.4 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

         12.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Minnesota without regard to the principles of conflicts of law thereof.

         12.6 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become binding with respect to each Purchaser on the date the acceptance form hereto is executed by such Purchaser and with respect to the Company on the date executed by the Company, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

         12.7 Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

         12.8 Survival of Representations and Warranties. The representations and warranties made in this Agreement, or in any instrument delivered pursuant to this Agreement shall survive indefinitely. All covenants and agreements shall survive in accordance with their respective terms.

         12.9 Indemnity: Expenses.

         (a) The Obligors jointly and severally agree to pay, or reimburse the Agent or the Purchasers, as applicable, for paying, (i) all reasonable out-of-pocket expenses incurred by the Agent and the Purchasers and their respective affiliates, including the reasonable fees, charges and disbursements of its legal counsel, in connection with the preparation of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Agent, or any Purchaser, including the fees, charges and disbursements of any counsel for the Agent or any Purchaser, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 12.9, or in connection with the Notes, including in connection with any workout, restructuring or negotiations in respect thereof, and (iii) all taxes levied by any governmental authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Loan Document or any other document referred to therein.

         (b) The Obligors jointly and severally agree to indemnify the Agent and each Purchaser and each of their respective affiliates (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee and settlement costs, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or any other transactions contemplated hereby or thereby,
(ii) any Note or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous materials on or from any property owned, leased or operated by any Obligor or any of its subsidiaries, or any environmental liability related in any way to any Obligor or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. In connection with any such claim, litigation, investigation or proceeding involving claims brought by any party other than the Obligors, the Agent and each Purchaser shall give any Obligor subject to such claim the opportunity to participate in the defense against such claim and shall not settle any such claim, litigation, investigation or proceeding without the written consent of such Obligor.

         (c) To the extent that the Obligors fail to pay any amount required to be paid by them to the Agent under paragraph (a) or (b) of this Section 12.9, each Purchaser severally agrees to pay to the Agent such unpaid amount in accordance with such Purchaser's respective commitment as set forth on Schedule II hereto; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such.

         (d) To the extent permitted by applicable law, each Obligor shall not assert, and each Obligor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby, any Note or the use of the proceeds thereof.

         (e) All amounts due under this Section 12.9 shall be payable promptly after written demand therefor, provided that all fees and expenses (including reasonable attorneys' fees) referred to in Section 12.9(a)(i) incurred in connection with the negotiation and preparation of this Agreement and the other Loan Documents shall be paid on the Closing Date.

         (f) Conflict among Agreements. The Company, the Purchasers and Ampersand IV Companion Fund Limited Partnership agree that notwithstanding any provision to the contrary in the December Debt Agreement, the May Debt Agreement or the August Debt Agreement, the priority for payments upon a mandatory or optional prepayment of the Notes or of any indebtedness or other obligations arising under those agreements shall be made in the order of priority set forth in Sections 2.4(c) and 2.5(a) of this Agreement.

         12.11 Registration Rights. The Purchasers are hereby granted the registration rights with respect to any shares issued or issuable upon exercise of the Warrants (the "Warrant Shares") on the same terms set forth in the Registration Rights Agreement, dated as of December 28, 2000, among the Company and the individuals and entities listed on Schedule I to that agreement (the "Registration Rights Agreement"), mutatis mutandis, provided, however, that the Company shall be required to file a Shelf Registration Statement (as defined in the Registration Rights Agreement) only at such time as the Company is eligible to register for resale the Warrant Shares on Form S-3 (or any successor form) and, provided further, that the Company shall not be required to file a Shelf Registration Statement unless and until a Purchaser has made a written request therefor.

         12.12 Entire Agreement. This Agreement, together with the Exhibits and Schedules attached hereto and the other Loan Documents contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

         IN WITNESS WHEREOF, each Obligor has caused this Agreement to be duly executed by its authorized representative and each Purchaser has caused this Agreement to be executed by signing in counterpart the acceptance form attached to this Agreement.

                           OBLIGORS:

                           COMPANY:

                           SHELDAHL, INC.


                           By:   /s/ Benoit Y. Pouliquen
                              --------------------------------------------------
                                 Name:  Benoit Y. Pouliquen
                                 Title: President and Chief Executive Officer


                           GUARANTORS:

                           INTERNATIONAL FLEX HOLDINGS, INC.


                           By:   /s/ Benoit Y. Pouliquen
                              --------------------------------------------------
                                 Name:  Benoit Y. Pouliquen
                                 Title: President and Chief Executive Officer

                           INTERNATIONAL FLEX TECHNOLOGIES, INC.


                           By:   /s/ Benoit Y. Pouliquen
                              --------------------------------------------------
                                 Name:  Benoit Y. Pouliquen
                                 Title: President and Chief Executive Officer

                           AGENT:

                           MORGENTHALER PARTNERS VII, L.P.,
                                    as Agent for the Purchasers

                           By: /s/ John D. Lutsi
                              --------------------------------------------------
                                 Name:  John D. Lutsi
                                 Title: General Partner

                                   ACCEPTANCE

         The undersigned hereby accepts the terms and conditions set forth in the Subordinated Notes and Warrant Purchase Agreement, dated October 25, 2001, among Sheldahl, Inc., a Minnesota corporation (the "Company"), the wholly-owned subsidiaries of the Company listed on Schedule I attached thereto, as guarantors, and certain Purchasers listed in Schedule II attached thereto, and Morgenthaler Partners VII, L.P., as Agent for the Purchasers, as the terms and conditions applicable to the purchase of Notes and Warrants of the Company by the undersigned. By execution of this Acceptance, the undersigned hereby makes each of the representations contained in Section 3.2 of the Subordinated Notes and Warrant Purchase Agreement.

                             PURCHASER:

                             MOLEX INCORPORATED


                             By:  /s/ Robert Mahoney
                                ------------------------------------------------
                                  Name:    Robert Mahoney
                                  Title: Vice President, Chief Financial Officer

                                   ACCEPTANCE

         The undersigned hereby accepts the terms and conditions set forth in the Subordinated Notes and Warrant Purchase Agreement, dated October 25, 2001, among Sheldahl, Inc., a Minnesota corporation (the "Company"), the wholly-owned subsidiaries of the Company listed on Schedule I attached thereto, as guarantors, and certain Purchasers listed in Schedule II attached thereto, and Morgenthaler Partners VII, L.P., as Agent for the Purchasers, as the terms and conditions applicable to the purchase of Notes and Warrants of the Company by the undersigned. By execution of this Acceptance, the undersigned hereby makes each of the representations contained in Section 3.2 of the Subordinated Notes and Warrant Purchase Agreement.

                             PURCHASER:

                             MORGENTHALER VENTURE PARTNERS VII, L.P.


                             By: /s/ John D. Lutsi
                                ------------------------------------------------
                                    Name:  John D. Lutsi
                                    Title: General Partner

                                   ACCEPTANCE

         The undersigned hereby accepts the terms and conditions set forth in the Subordinated Notes and Warrant Purchase Agreement, dated October 25, 2001, among Sheldahl, Inc., a Minnesota corporation (the "Company"), the wholly-owned subsidiaries of the Company listed on Schedule I attached thereto, as guarantors, and certain Purchasers listed in Schedule II attached thereto, and Morgenthaler Partners VII, L.P., as Agent for the Purchasers, as the terms and conditions applicable to the purchase of Notes and Warrants of the Company by the undersigned. By execution of this Acceptance, the undersigned hereby makes each of the representations contained in Section 3.2 of the Subordinated Notes and Warrant Purchase Agreement.

                             PURCHASER:

                             AMPERSAND IV LIMITED PARTNERSHIP

                             By: AMP-IV MANAGEMENT COMPANY
                                 LIMITED LIABILITY COMPANY


                             By: /s/ Stuart A. Auerbach
                                ------------------------------------------------
                                  Name:  Stuart A. Auerbach
                                  Title: Managing Member

                                   ACCEPTANCE

         The undersigned hereby acknowledges, agrees to and accepts the terms set forth in Section 12.10 of the Subordinated Notes and Warrant Purchase Agreement, dated October 25, 2001, among Sheldahl, Inc., a Minnesota corporation (the "Company"), the wholly-owned subsidiaries of the Company listed on Schedule I attached thereto, as guarantors, and certain Purchasers listed in Schedule II attached thereto, and Morgenthaler Partners VII, L.P., as Agent for the Purchasers.

                             AMPERSAND IV COMPANION FUND
                             LIMITED PARTNERSHIP

                             By: AMP-IV MANAGEMENT COMPANY
                                 LIMITED LIABILITY COMPANY

                             By: /s/ Stuart A. Auerbach
                                ------------------------------------------------
                                  Name:  Stuart A. Auerbach
                                  Title: Managing Member

                                                                     SCHEDULE II

                             SCHEDULE OF GUARANTORS


NAME OF GUARANTOR                                   JURISDICTION OF ORGANIZATION
-----------------                                   ----------------------------
International Flex Holdings, Inc.                   Delaware
International Flex Technologies, Inc.               Delaware

                                                                     SCHEDULE II

                             SCHEDULE OF PURCHASERS



Purchaser                  Morgenthaler Partners              Ampersand IV              Molex Incorporated
                           VII, L.P.                          Limited Partnership       222 Wellington Court
                           Terminal Tower                     55 William Street         Lisle, IL 60532
                           50 Public Square                   Suite 240                 Attn: Bob Mahoney
                           Suite 2700                         Wellesley, MA
                           Cleveland, OH 44113                02481
                           Attn: John D. Lutsi                Attn: Stuart A. Auerbach

Principal Amount           $4,600,000                         $1,200,000                 $1,200,000
of Notes Purchased
at Closing

Number of Warrants

State of Residence/
Incorporation              Delaware                           Massachusetts              Illinois


Common Shares
Issuable upon              2,058,234                          536,931                   536,931
Exercise of the
Warrants